EXHIBIT 1

PLACEMENT AGENT AGREEMENT

This Placement Agent Agreement (“Agreement”) is entered into this 19th day of April, 2007 (the “Effective Date”), by and between CHILCO RIVER HOLDINGS, INC., a Nevada corporation (the “Company”) and CHUNG LIEN INVESTMENT MANAGEMENT LIMITED, a corporation organized under the laws of Hong Kong (the “Agent”). The Company desires to engage the Agent to provide consulting and other services in connection with a proposed financing transaction. The Agent will serve as an agent for the Company on a best efforts basis in connection with the financing transaction on general terms and conditions to be determined. The purpose of this Agreement is to set forth the terms and conditions of the agency relationship between the Company and the Agent.

1.            Engagement of Agent. The Company engages Agent as adviser and placement agent for the Company, with respect to the sale by the Company in connection with the proposed financing transaction to investors of convertible debentures (the “Debentures”) in the aggregate amount up to U.S.$10,000,000 (the “Offering”) by June 30, 2007 (the “Closing Date”). The Company, at its sole discretion, may terminate this Agreement at any time by providing the Agent a five days advance written notice.

2.            Offering. The terms of the Offering will be determined by the board of directors after evaluation of market conditions. The Offering will be more fully described in a subscription agreement (the “Subscription Agreement”) to be prepared by the Company. The securities offered and sold in the Offering shall be offered and sold pursuant to an applicable exemption from registration available under the Securities Act of 1933, as amended (the “1933 Act”).

3.            Agent’s Compensation. In consideration for the services to be performed by the Agent, the Company shall pay to the Agent, or cause the Agent to be paid, compensation as provided in this section.

3.1          Agent Commissions. The Company shall pay to the Agent and any other agents acting as agent for the Company in connection with the Offering a cash selling agent compensation fee in an amount equal to eight percent (8%) of the aggregate gross proceeds of the Offering received by the Company (the “Agent Commissions”). The Agent Commissions shall be paid directly from the proceeds of the Offering.

3.2           Agent Warrants. The Agent also will receive warrants (the “Warrants”) to purchase up to 1,500,000 restricted shares of common stock of the Company. The terms, conditions and exercise price of the warrants to be issued to the Agent shall be economically equivalent to the terms, conditions and exercise price of the securities issued by the Company in the Offering.

3.3            Currency Deposit. The Company has deposited US$250,000 (the “Currency Deposit”) in a segregated account at a financing institution designated by Agent for the sole purpose of funding any losses due to currency fluctuations resulting from funds in Chinese currency held by Agent on behalf of other investors from the date of receipt of such funds and the closing date of the Offering. The Currency Deposit shall be returned to Chilco in full on the earlier of the closing date of the Offering or June 30, 2007, whichever is earlier. If Chilco elects not to accept all of investment funds raised by the Agent, and if the funds raised by the Agent have been converted to U.S. dollars from Chinese or other foreign currency, the Currency Deposit shall be used to cover any currency exchange loss incurred to convert the funds to the original currency in which the funds were tendered. The remaining Currency Deposit shall be returned to Chilco after deducting the actual amount of currency exchange loss, if any. Notwithstanding the foregoing, if the Investment fails to close for any reason, the Currency Deposit will be promptly returned to Chilco in full.

4.            Representations and Warranties of the Company. The Company represents and warrants that:

4.1          The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada with power and authority to own assets and to conduct its business.

4.2          The Company’s common shares, when issued and delivered, shall be duly and validly issued, fully paid and non-assessable.

4.3          The Subscription Agreement will not contain any untrue statement or material fact or omit to state any material fact required to be stated or necessary to make the statements in the Subscription Agreement not misleading; provided, however, that this representation and warranty does not apply to statements or omissions made in reliance upon and in conformity with information furnished to the Company in connection with the Subscription Agreement by Agent directly or through or by counsel on Agent’s behalf.

4.4          Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated in this Agreement (in compliance with the terms and provisions of this Agreement), shall conflict with, or result in a breach of, the Articles of Incorporation of the Company, Bylaws of the Company, or any other agreement or instrument to which the Company is a party or by which it is bound.

4.5          This Agreement has been duly authorized, executed, and delivered on behalf of the Company, and is the valid, binding, and enforceable obligation of the Company, except to the extent that obligations concerning indemnification under this Agreement may be limited by applicable securities laws or federal bankruptcy provisions.

5.             Representations and Warranties of the Agent . The Agent represents and warrants that:

(a)         The Agent is a corporation duly formed under the laws of Hong Kong, validly existing and in good standing, with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b)        This Agreement has been duly authorized, executed and delivered by the Agent and is a valid and binding agreement enforceable in accordance with its terms.

(c)          The Agent understands and confirms that this transaction is intended to be exempt from registration under the 1933 Act by virtue of section 4(2) of the 1933 Act, the provisions of Rule 506 of Regulation D promulgated thereunder, or the exception from the registration requirements available under Regulations S of the 1933 Act. The Agent shall conduct the Offering in compliance with the requirements of Regulation D or Regulation S.

(d)          The Agent is registered in all applicable jurisdictions in which the Offering will be made and will conduct the Offering in compliance with all applicable registration requirements and securities laws.

(e)         The Agent will use its best efforts to conduct the Offering in compliance with the requirements of Regulation D and in this regard the Agent will have:

(i)         During the course of the Offering, and to the extent any representations are made concerning the Offering or matters set forth in the Subscription Agreement, not made any untrue statement of a material fact and not omitted to state a material fact required to be stated or necessary to make any statement not misleading;

(ii)        Not offered, offered for sale, or sold the securities, except to the extent permitted by Regulation D, by means of:

(A)       Any advertisement, article, notice, or other communication mentioning the securities published in any newspaper, magazine or similar medium or broadcast over television or radio;

(B)        Any seminar or meeting, the attendees of which have been invited by any general solicitation or general advertising; or

(iii)       Prior to the sale of any of the securities, reasonably believed that each subscriber and his or her purchaser representative, if any, met the suitability and other investor standards set forth in the Subscription Agreement; the Agent will prepare and maintain memoranda and other appropriate records substantiating the foregoing;

(iv)       Only used sales materials other than the Subscription Agreement which have been approved for use in this Offering by the Company;

(v)        During the course of the Offering provided each offeree with a copy of the Subscription Agreement;

(vi)       Until the last closing date, promptly distributed any supplement or amendment to the Subscription Agreement received from the Company to persons who previously received a copy of the Subscription Agreement and who the Agent believes continue to be interested in the Company and included such supplement or amendment in all deliveries of the Subscription Agreement made after receipt of any such supplement or amendment; and

(vii)       Not made any representations on behalf of the Company other than those contained in the Subscription Agreement, nor have acted as an agent of the Company in any other capacity except as expressly set forth herein.

(f)           All the funds raised by the Agent in the Offering shall be earned or obtained by the investors through lawful means.

6.	Covenants of the Company. The Company covenants that:

6.1          Amendments and Supplements. The Company shall not at any time make any amendment or supplement to the Subscription Agreement without previously providing Agent with (a) a copy of such amendment or supplement, and (b) a reasonable opportunity to comment regarding the same.

6.2          Compliance with Laws. The Company shall use best efforts to comply with, and to continue to comply with, applicable state and federal securities and other laws so as to permit the continuation of the Offering.

6.3          Outstanding Capitalization. On the Closing Date, the Company will deliver to the Agent a certificate of its Chief Executive Officer setting forth the authorized and outstanding capitalization, including common shares, preferred stock, options, warrants and convertible securities, on the Closing Date after giving effect to the Closing.

6.4          Registration of Common Stock Underlying Warrants and Debentures. The Company shall use commercially reasonable effort to file a registration statement on Form SB-2 (or such other form as may be available) to register common shares issuable upon exercise of the Warrants and convertible under the Debentures under the 1933 Act, within ninety (90) days after the Effective Date.

6.5            Future Offering. After the execution of the first Subscription Agreement in connection with the Offering until June 30, 2007, the Company agrees not to offer its shares of its common stock in any financing transactions at a price lower than $0.75 per share.

7.            Covenants of the Agent. The Agent will use its best efforts to conduct the Offering in a manner intended to be in compliance with the offering procedures and the suitability standards set forth in the Subscription Agreement and with the requirements of Regulation D and Regulation S of the 1933 Act, and the Securities Exchange Act of 1934, as amended (the “1934 Act”). The Agent will:

(a)         During the course of the Offering, and to the extent any representations other than those set forth in the Subscription Agreement are made, not make any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make any statement made not misleading concerning the Offering, or any matters set forth in or contemplated by the Subscription Agreement; and

(b)        Take all actions necessary to fulfill its duties under Rule 15c2-4 under the 1934 Act, which duties relate to transmission or maintenance of funds received from potential participants.

8.            Expenses of Offering. The Company will pay all expenses incurred by it in the performance of its obligations to be set forth in the Subscription Agreement, including but not limited to the fees and expenses of the Company’s counsel and accountants and the cost of qualifying the Offering, and the sale of the securities, in various states or obtaining an exemption from state registration requirements. The Company will reimburse the Agent for actual expenses, including but not limited to accounting, legal and professional fees, incurred by the Agent in connection with the Offering, not to exceed US$30,000.00.

The provisions of this Section shall survive any termination of this Agreement.

9.            Conditions to Agent’s Obligations. The obligations of the Agent in this Agreement shall be subject to the accuracy of and compliance with, as of the date hereof, and on each closing date for the sale of the Common Shares, the representations, covenants, and warranties contained in Sections 4 and 6 hereof, the performance by the Company of its obligations hereunder.

10.          Conditions to Company’s Obligations. The obligations of the Company shall be subject to the accuracy as of the date hereof and on the commencement date of the Offering of the representations and warranties made by the Agent in Sections 5 and 7 of this Agreement.

11.	Indemnification.

(a) The Company agrees that it shall indemnify and hold harmless, Agent, its members, directors, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the 1934 Act and Section 15 of the 1933 Act (any and all of whom are referred to as an “Indemnified Party”), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or proceeding, whether or not resulting in any liability), incurred by an Indemnified Party: (i) arising out of, or in connection with, any actions taken or omitted to be taken by the Company, its affiliates, employees or agents, or any untrue statement or alleged untrue statement of a material fact contained in any of the financial or other information furnished to the Agent by or on behalf of the Company or the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (ii) with respect to, caused by, or otherwise arising out of any transaction contemplated by the Agreement or the Agent’s performing the services contemplated hereunder; provided, however, the Company will not be liable under clause (ii) hereof to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from the Agent’s gross negligence or bad faith in performing such services.

(b)        The Agent will indemnify and hold harmless the Company, its stockholders, directors, officers, employers, agents, affiliates and controlling persons (any and all of whom are referred to as an “Indemnified Party”) from and against any losses, claims, damages, or liabilities, joint or several, to which the Indemnified Party may become subject, under the 1933 Act, the 1934 Act, the various state securities acts or otherwise insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Subscription Agreement, in any other offering documentation or state “blue sky” application prepared on behalf of the Company or any amendment or supplement thereto, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Subscription Agreement, in any other offering documentation or in any state “blue sky” application prepared on behalf of the Company or such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by the Agent specifically for use in the preparation thereof. The Agent also will reimburse the Indemnified Party for such legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action as to which the Agent is required to indemnify the Indemnified Party.

If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to therein, then the Company with respect to

Section 11(a) or the Agent with respect to Section 11 (b) of this Agreement shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances taking into account the relative benefits received by the Company on the one hand and the Agent on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Agent on the other, but also the relative fault of the Company and the Agent; provided, however, in no event shall the aggregate contribution of the Agent and/or any Indemnified Party be in excess of net compensation actually received by the Agent and/or such Indemnified Party pursuant to this Agreement.

Neither the Company nor the Agent shall settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Party hereunder (whether or not such Indemnified Party is a party thereto), unless such consent or termination includes an express unconditional release of such Indemnified Party, reasonably satisfactory in form and substance to such Indemnified Party, from all losses, claims, damages, liabilities or expenses arising out of such action, claim, suit or proceeding.

The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of the Agent’s engagement and shall be binding on any successors or assigns of the Company and successors or assigns to all or substantially all of the Company’s business or assets.

The provisions of this Section shall survive any termination of this Agreement.

12.          Notices. Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by fax, three days after being mailed by first class mail, or one day after being sent by a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, at the following address or fax number for such party (or at such other address or fax number as shall hereafter be specified by such party by like notice):

(a)	If to the Company, to:

Chilco River Holdings, Inc.

355 Lemon Avenue, Suite C

Walnut, CA 91789

Attention: Tom Liu, President

With copy to:

Dorsey & Whitney LLP

Republic Plaza Building

Suite 4700, 370 Seventeenth Street

Denver, CO  80202-5647

Attention: Kenneth Sam, Esq.

(b)	If to the Agent, to:

Chung Lien Investment Management Limited

1/F Skyroom Terrace 11

Hei Wo Street, North Point

Hong Kong

Attention: Shi-Min Du, Managing Director

The provisions of this Section shall survive any termination of this Agreement.

13.          Company to Control Transactions. The prices, terms and conditions under which the Company shall offer or sell any securities shall be determined by the Company in its sole discretion. The Company shall have the authority to control all discussions and negotiations regarding any proposed or actual offering or sale of securities. Nothing in this Agreement shall obligate the Company to actually offer or sell any Securities or consummate any transaction. The Company may terminate any negotiations or discussions at any time and reserves the right not to proceed with any offering or sale of Securities; provided, however, that the Company shall reimburse the Agent for actual expenses incurred by the Agent in connection with the Offering upon such termination without respect to the limitations set forth in Section 8. The provisions of this Section shall survive any termination of this Agreement.

14.          Confidentiality of Company Information. The Agent, and its officers, directors, employees and agents shall maintain in strict confidence and not copy, disclose or transfer to any other party (1) all confidential business and financial information regarding the Company and its affiliates, including without limitation, projections, business plans, marketing plans, product development plans, pricing, costs, customer, vendor and supplier lists and identification, channels of distribution, and terms of identification of proposed or actual contracts and (2) all confidential technology of the Company. In furtherance of the foregoing, the Agent agrees that it shall not transfer, transmit, distribute, download or communicate, in any electronic, digitized or other form or media, any of the confidential technology of the Company. The foregoing is not intended to preclude the Agent from utilizing, subject to the terms and conditions of this Agreement, the Subscription Agreement and/or other documents prepared or approved by the Company for use in the Offering.

All communications regarding any possible transactions, requests for due diligence or other information, requests for facility tours, product demonstrations or management meetings, will be submitted or directed to the Company, and the Agent shall not contact any employees, customers, suppliers or contractors of the Company or its affiliates without express permission. Nothing in this Agreement shall constitute a grant of authority to the Agent or any representatives thereof to remove, examine or copy any particular document or types of information regarding the Company, and the Company shall retain control over the particular documents or items to be provided, examined or copied. If the Offering is not consummated, or if at any time the Company so requests, the Agent and its representatives will return to the Company all copies of information regarding the Company in their possession.

The provisions of this Section shall survive any termination of this Agreement.

15.          Press Releases and Announcements. The Company shall control all press releases or announcements to the public, the media or the industry regarding any offering, placement, transaction or business relationship involving the Company or its affiliates. Except for communication to Offerees in furtherance of this Agreement and the provision of the Subscription Agreement, the Agent will not disclose the fact that discussions or negotiations are taking place concerning a possible transaction involving the Company, or the status or terms and conditions thereof.

16.          Assignment Prohibited. No assignment of this Agreement shall be made without the prior written consent of the other party.

17.          Amendments. Neither party may amend this Agreement or rescind any of its existing provisions without the prior written consent of the other party.

18.          Governing Law. This Agreement shall be construed, and the rights and liabilities determined, in accordance with the law of the State of Nevada, without regard to the conflicts of laws rules of such jurisdiction.

19.         Waiver. Neither Agent’s nor the Company’s failure to insist at any time upon strict compliance with this Agreement or any of its terms nor any continued course of such conduct on their party shall constitute or be considered a waiver by Agent or the Company of any of their respective rights or privileges under this Agreement.

20.          Severability. If any provision herein is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or regulatory body having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be rescinded or modified in accordance with such law, rule or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.

21.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement.

All counterparts so executed shall constitute one Agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Agreement.

22.          Entire Agreement. This Agreement and all other agreements and documents referred herein constitutes the entire agreement between the Company and the Agent. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein.

23.          Arbitration. The parties agree that this Agreement and all controversies that may arise between the Agent and the Company, whether occurring prior, on or subsequent to the date of this Agreement, will be determined by arbitration in accordance with the rules and procedures of the American Arbitration Association (the “AAA”). The parties understand that:

(a)	Arbitration is final and binding on the parties.

(b)	The parties are waiving their right to seek remedies in court, including the right to a jury trial.

(c)	Pre-arbitration discovery is generally more limited than and different from court proceedings.

(d)	The arbitrators’ award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification or rulings by the arbitrators is strictly limited.

The award of the arbitrators, will be final, and judgments upon the award may be entered in any court, state or federal, having jurisdiction. The parties hereby submit themselves to the jurisdiction of any state or federal court for the purpose of entering such judgment.

Any forbearance to enforce an agreement to arbitrate will not constitute a waiver of any rights under this Agreement except to the extent stated herein.

THIS AGREEMENT IS GOVERNED BY AN ARBITRATION CLAUSE CONTAINED IN SECTION 23 OF THIS AGREEMENT.

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CHUNG LIEN INVESTMENT MANAGEMENT LIMITED

By:   /s/ Shi-Min Du

Name:	Shi-Min Du
Its:	Managing Director

CHILCO RIVER HOLDINGS, INC.

By:    /s/ Tom Liu

Name:	Tom Liu
Its:	President